UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): June 21, 2010 Commission File Number: 000-52728

NORTHPORT NETWORK SYSTEMS, INC.
(Name of small business issuer in its charter)

Washington	76-0674579
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite #4200, 601 Union Street, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206-652-3451)
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into an Equity Agreement.

On June 18, 2010, a wholly owned subsidiary of Northport Network Systems, Inc. (the “Company”), Dalian Northport Information Industry Development Co., Ltd. (“Dalian Northport”), entered into an equity agreement in accordance with Company Law of the People's Republic of China with Yu Jianhua, a Chinese citizen and a director of the Company, to acquire a 35% equity interest in Riyueming Hotels Co., Ltd. (“ Riyueming”), an existing group of business budget hotels headquartered in Dalian, China.

Mr. Yu Jianhua is a citizen and resident of the PRC, residing at 1-5-1, No.64 Sanhuan Street, Xigang District, Dalian, PR China and he retains a 15% equity interest in Riyueming after conclusion of this transaction. The 35% interest in Riyueming is being acquired in exchange for 1,777,160 shares of Northport Network Systems Inc.

As a result of ongoing discussions and negotiations, the parties have agreed to terminate the agreement effective August 5, 2010 and cancel the transaction in its entirety.

Item 3.02	Unregistered Sales of Equity Securities.

On June 18, 2010, a wholly owned subsidiary of Northport Network Systems, Inc. (the “Company”), Dalian Northport Information Industry Development Co., Ltd. (“Dalian Northport”), entered into an equity agreement in accordance with Company Law of the People's Republic of China, with Yu Jianhua, a Chinese citizen, to acquire a 35% equity interest in Riyueming Hotels Co., Ltd. , an existing budget, business hotel chain with headquarters located in Dalian, China.

Consideration for the 35% equity interest in Riyueming Hotels Co., Ltd. to be paid to Yu Jianhua is be 1,777,160 treasury shares of Dalian Northport’s parent company, Northport Network Systems Inc. and which had its common share price on the date of the agreement as $0.90 US per share.

As a result of ongoing discussions and negotiations, the parties have agreed to terminate the agreement effective August 5, 2010 and cancel the transaction in its entirety.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	Share Transfer Agreement Amendment dated August 5, 2010 is attached as exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPORT NETWORK SYSTEMS, INC.

Date: August 6, 2010	By: /s/ Zhao Yan
Zhao Yan
President

EXHIBIT INDEX

Number	Document(s)	Location

10.1	Share Transfer Agreement Amendment dated August 5,2010	Attached hereto and incorporated by reference herein